Exhibit 5.1

Gerard A. Chamberlain
2431 Brown Street
Philadelphia, PA 19130

February 26, 2010

Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
Wilmington, DE 19890

Re:	Wilmington Trust Corporation Issuance of Common Stock

Ladies and Gentlemen:

I have served as counsel to Wilmington Trust Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 21,706,250 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), including up to 2,831,250 shares of Common Stock that may be issued upon the exercise by the Underwriters (as defined below) of their option to purchase additional shares, pursuant to the Underwriting Agreement dated February 23, 2010 (the “Underwriting Agreement”) among the Company and J.P. Morgan Securities Inc. and Keefe, Bruyette & Woods, Inc., as representatives of the several underwriters set forth therein (the “Underwriters”). The Common Stock is being offered and sold under Post-Effective Amendment No. 2, dated January 12, 2009 (the “Post-Effective Amendment”), which amended the automatic shelf registration statement on Form S-3 (File No. 333-147694) (as amended by the Post-Effective Amendment, the “Registration Statement”) filed on November 29, 2007 with the Securities and Exchange Commission (the “Commission”), including a base prospectus dated January 12, 2009 (the “Base Prospectus”) and a prospectus supplement dated February 23, 2010 (the “Prospectus Supplement,” together with the Base Prospectus, the “Prospectus”).

In connection with the foregoing, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, and instruments as I have deemed necessary or advisable for the purposes of this opinion. In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies and other electronic transmissions). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, I am of the opinion that the Common Stock, when issued, delivered, and paid for in accordance with the terms of the Underwriting Agreement, will have been duly authorized, validly issued, fully paid, and non-assessable pursuant to the provisions of Delaware’s General Corporation Law.

Wilmington Trust Corporation
February 26, 2010

In addition to the qualifications, exceptions, and limitations set forth elsewhere in this opinion letter, the opinions expressed above also are subject to the effects of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, liquidation, and other laws relating to or affecting creditors’ rights and remedies; (2) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability, and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief, or other equitable remedies; and (3) public policy.

This opinion letter is based as to matters of law solely on Delaware’s General Corporation Law. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, “Delaware’s General Corporation Law” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting such provisions.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated February 26, 2010, which is incorporated by reference into the Registration Statement and to being named under the caption “Legal Matters” in the Prospectus Supplement with respect to the matters stated herein. In giving such consent, I do not admit that I am an “expert” within the meaning of the Securities Act, or the rules and regulations of the Commission thereunder.

This opinion is intended solely for your benefit in connection with the transaction described above and, except as provided in the immediately preceding paragraph, may not be otherwise communicated or furnished to, reproduced, filed publicly, or used or relied upon by, any other person or entity for any other purpose without my express prior written consent. This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein. This opinion is based upon currently existing statutes, rules, regulations, and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.

Very truly yours,

/s/ Gerard A. Chamberlain

Gerard A. Chamberlain